Exhibit 4.1

EXECUTION COPY

THIS WARRANT WAS ORIGINALLY ISSUED ON NOVEMBER 20, 2003, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THIS WARRANT IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 2 HEREOF AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS WARRANT UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER

STOCK PURCHASE WARRANT

Date of Issuance: November 20, 2003	Certificate No. W-1

For value received, Corvis Corporation, a Delaware corporation (the “Company”) hereby grants to Cequel III, LLC, a Delaware limited liability company (the “Purchaser”) or any of its permitted purchasers, assignees, pledges or other transferees (the “Registered Holder”), subject to the prior satisfaction of the terms and conditions set forth herein, the right to purchase from the Company the number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), at the prices per share (such price as adjusted and readjusted from time to time in accordance with Section 3, the “Exercise Price”), set forth below:

Number of Shares	Exercise Price
5,000,000	$1.37
1,500,000	$1.75
750,000	$2.25

The amount and kind of securities purchasable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant. Certain capitalized terms used herein are defined in Section 4.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

(a) Exercise Period. Subject to the prior satisfaction of the terms and conditions set forth in Section 1(b) and elsewhere herein, the Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time during the period commencing on the Date of Issuance, and ending on the seventh anniversary of the Date of Issuance, of this Warrant. If this Warrant remains unexercised, in whole or in part, on the seventh anniversary of the Date of Issuance of this Warrant, this Warrant or such unexercised part thereof shall terminate.

(b) Exercise Procedure.

(i) This Warrant shall be exercised, to the extent of the number of shares of Common Stock described in clause (D) below, when the Company has received all of the following items (the “Exercise Time”):

(A) the original executed copy of this Warrant;

(B) a completed Exercise Agreement, in the form of Exhibit A, which shall be dated the actual date of execution thereof;

(C) if the Registered Holder is not Purchaser, an Assignment in the form of Exhibit B, evidencing the assignment of this Warrant, and such other documents as may be required under Section 2 of this Warrant; and

(D) a cashier’s check payable to the Company or a wire transfer of immediately available funds to an account specified by the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise.

(ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Registered Holder within three business days after the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such three-day period, deliver such new Warrant to the Registered Holder exercising a portion of the purchase rights represented by this Warrant and this Warrant shall be canceled.

(iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder for costs incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock, except the Registered Holder shall pay any issuance taxes in respect thereof.

(vi) The Company shall not close its books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon a permitted exercise of this Warrant in any manner that interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock issuable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(vii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon exercise of this Warrant, such number of shares of Common Stock as are then issuable upon exercise of this Warrant, and any securities issuable with respect to such shares by way of any stock split, stock dividend, recapitalization or otherwise. All shares of

Common Stock and any such other securities which are so issuable shall, when issued, be duly and validly issued, and upon payment of the Exercise Price therefor, shall be fully paid and nonassessable.

(viii) Upon any exercise of this Warrant, unless the shares of Common Stock issuable upon such exercise have been registered under the Securities Act, the Company may require customary representations from the Registered Holder to assure that the issuance of the shares of Common Stock hereunder shall not require registration or qualification under the Securities Act or any state securities laws.

Section 2. Restrictions on Transfer. The Registered Holder shall not sell, assign, pledge or otherwise transfer or dispose of (“Transfer”) any interest in this Warrant or any Underlying Shares unless all of the following conditions are satisfied:

(a) such Registered Holder and the transferee shall deliver to the Company written notice of the Transfer within five business days after the Transfer and shall execute an Assignment substantially in the form set forth in Exhibit B, a copy of which shall be delivered to the Company within 30 days after the date of execution of such Assignment;

(b) such Transfer shall be registered or be exempt from registration under the Securities Act and any applicable state securities laws, which exemption shall be evidenced by an opinion of legal counsel of national repute in form and substance reasonably satisfactory to the Company or other evidence reasonably satisfactory to the Company; and

(c) the total number of transferees may not exceed ten.

Section 3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 3.

(a) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately decreased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately decreased.

(f) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that the Registered Holders shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore issuable upon exercise of each Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon exercise of each Warrant had such Organic Change not taken place.

Section 4. Definitions. The following terms shall have the meanings set forth herein for the purposes of this Warrant:

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Underlying Shares” means (i) the shares of Common Stock issued or issuable upon exercise of this Warrant and (ii) any securities issued or issuable with respect to such shares by way of any stock split, stock dividend, recapitalization or otherwise.

“Warrants” means all Warrants representing portions of the purchase rights represented by this Warrant held by any Registered Holder. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” of all such Warrants regardless of the number of times new certificates representing the unexpired and unexercised purchase rights formerly represented by this Warrant shall be issued.

Section 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle any Registered Holder to any voting rights or other rights as a stockholder of the Company.

Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive offices, and (ii) to any Registered Holder, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be fully performed in such State.

Section 9. Amendment. Except as otherwise provided herein, this Warrant may be amended, modified or supplemented, but only with the written consent of the Company and the written consent of the Registered Holders representing a majority of the shares of Common Stock issuable upon exercise of the Warrants then outstanding.

Section 10. Waiver. Except as otherwise provided herein, no waiver of any condition to be satisfied by the Company or of any breach of any term, covenant, representation or warranty of the Company contained in this Warrant shall be effective unless the Company has obtained the written consent of the Registered Holders representing a majority of the shares of Common Stock issuable upon exercise of the Warrants then outstanding.

Section 11. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Warrant.

Section 12. Interpretation. The headings in this Warrant and the headings to Exhibits attached to this Warrant are for convenience of reference only and shall not be deemed part of this Warrant or be given any effect in interpreting this Warrant. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter genders. The use of the terms “including” or “include” shall in all cases mean “including, without limitation” or include, without limitation,” respectively.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and attested by its duly authorized officers and to be dated the Date of Issuance hereof.

CORVIS CORPORATION

By: /s/ KIM D. LARSEN
Name:	Kim D. Larsen
Title:	SVP, Bus. Dev. & General Counsel

Attest:

Warren Mondschein
Asst. Secretary

Exhibit A

Exercise Agreement

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-            ), hereby subscribes for the purchase of                  shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

By executing this Exercise Agreement, the undersigned represents and warrants that (A) it is acquiring such shares of Common Stock for its own account and not with a view to or for sale in connection with any public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), (B) unless such shares have been so registered, it understands that such shares of Common Stock have not been registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom, (C) it has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in such shares of Common Stock and has the ability to bear the economic risk of acquiring such shares of Common Stock, (D) it has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, but not limited to, all information as it has requested, to answer all of its inquiries about the Company, and to enable it to make its decision to acquire such shares of Common Stock, (E) it agrees that it will not transfer all or any portion of such shares of Common Stock unless such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities laws (such exemption to be evidenced by an opinion of legal counsel of national repute in form and substance reasonably satisfactory to the Company or such other evidence as shall be reasonable satisfactory to the Company) and (F) it is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act.

By:
Name:
Title:

Exhibit B

Assignment

FOR VALUE RECEIVED,                                               hereby sells, assigns and transfers to the Assignee set forth below all of the rights of the undersigned under the attached Warrant (Certificate No. W-            ) with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares
Dated:

By:
Name:
Title:

Assignee hereby acknowledges receipt of a copy of the Warrant and agrees by the execution hereof to be bound by the terms and conditions contained therein applicable to a Registered Holder.

By:
Name:
Title: